Exhibit 10.2

REDBACK NETWORKS INC.

2004 EMPLOYMENT INDUCEMENT AWARD PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase Common Stock of Redback Networks Inc. (the “Company”):

Name of Optionee:

Total Number of Shares Granted:

Grant Number:

Type of Option:                                              Nonstatutory Stock Option

Exercise Price Per Share:

Date of Grant:

Vesting Commencement Date:

Vesting Schedule:

Expiration Date:

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the 2004 Employment Inducement Award Plan (the “Plan”) and the Stock Option Agreement. The 2004 Employment Inducement Award Stock Option Agreement is attached and incorporated herein by reference.

OPTIONEE:	REDBACK NETWORKS INC.

By:
Title:

2004 Employment Inducement Award Stock Option Agreement	Page 1 of 4

REDBACK NETWORKS INC.

2004 Employment Inducement Award Stock Option Agreement

Tax Treatment	This option is a nonqualified option under Section 422 of the United States Internal Revenue Service Code.

Vesting

This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant.

In addition, this option becomes exercisable in full if your service as an employee of the Company or a subsidiary of the Company terminates because of death. If your service as an employee of the Company (or a subsidiary of the Company) terminates because of total and permanent disability, then the exercisable portion of this option will be determined by adding 12 months to your actual period of service.

No additional shares become exercisable after your service as an employee of the Company or a subsidiary of the Company has terminated for any reason.

Term	This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your service terminates, as described below.)

Regular Termination	If your service as an employee of the Company or a subsidiary of the Company terminates for any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your service terminates for this purpose.

Death	If you die as an employee of the Company or a subsidiary of the Company, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability

If your service as an employee, consultant or director of the Company or a subsidiary of the Company terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date six months after your termination date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence	For purposes of this option, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

2004 Employment Inducement Award Stock Option Agreement	Page 2 of 4

Form of Payment	When you submit your notice of exercise, you must include payment of the option exercise price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms subject to applicable laws:

• Your personal check, a cashier’s check, a money order or cash;

• Certificates for shares of the Company’s common stock, which (A) in the case of common stock acquired upon exercise of an option, have been owned by you for more than six months on the date of surrender, and (B) have a fair market value on the date of surrender equal to the aggregate exercise price of the common stock as to which option shall be exercised;

• Consideration received by the Company under a broker-assisted cashless exercise program acceptable to the Company, in its sole discretion;

• Any combination of the foregoing methods of payment; or

• Such other consideration and method of payment for the issuance of common stock to the extent permitted by applicable laws.

Withholding Taxes and Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale	By signing this Agreement, you agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are an employee of the Company or a subsidiary of the Company.

Transfer of Option

Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights	Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

2004 Employment Inducement Award Stock Option Agreement	Page 3 of 4

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE NOTICE OF STOCK OPTION GRANT ATTACHED TO THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

2004 Employment Inducement Award Stock Option Agreement	Page 4 of 4